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                                                                   EXHIBIT 99.1


                                 CONTACTS:           Mark Perry
                                                     Senior Vice President,
                                                     Chief Financial Officer
                                                     and General Counsel
                                                     650-522-5772

                                                     Susan Hubbard
                                                     Investor Relations
FOR IMMEDIATE RELEASE                                650-522-5715


                 GILEAD SCIENCES AMENDS STOCKHOLDER RIGHTS PLAN


FOSTER CITY, CA, OCTOBER 22, 1999 - Gilead Sciences, Inc. (Nasdaq: GILD) today announced that its Board of Directors has approved an amendment to its Stockholder Rights Plan, which was originally adopted in November 1994. The amendment to the Rights Plan provides, among other things, for an increase in the exercise price of the rights under the Rights Plan from $60 to $400 and an extension of the term of the Rights Plan to October 20, 2009.

The Rights Plan is designed to enable all Gilead stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Gilead. The amendment of the Rights Plan is not in response to any particular proposal.

The rights will continue to trade with Gilead's Common Stock, unless and until they are separated upon the occurrence of certain future events. Gilead's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time a person acquires more than 15% of Gilead's Common Stock. The Gilead Board of Directors will also have the ability to redeem the rights under limited circumstances following an acquisition of more than 15% of Gilead's Common Stock. The amended Rights Plan will be filed with the Securities and Exchange Commission in a Form 8-K

Gilead Sciences, headquartered in Foster City, CA, is an independent biopharmaceutical company that seeks to provide accelerated solutions for patients and the people who care for them. The Company discovers, develops, manufactures and commercializes proprietary therapeutics for challenging infectious diseases (viral, fungal and bacterial infections) and cancer. Gilead maintains research, development or manufacturing facilities in Foster City, CA, Boulder, CO, San Dimas, CA, and Cambridge, UK, and sales and marketing organizations in the United States, Europe and Australia. For more information about Gilead, visit the company's Web site at www.gilead.com.


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